Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. REPORTS RECORD THIRD QUARTER SALES

LITTLE ELM, TX, Nov 16, 2004—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported record net revenues of $7.2 million for the three months ended September 30, 2004, an increase of 73.2% over the same period last year. For the nine months ended September 30, net revenues rose 21.1% to $15.8 million. Unit sales surged 84.6% and 35.0% in the three-month and nine-month periods, respectively, over the comparable periods last year.

The sharp growth in net revenues during the third quarter was fueled by the Company’s increased sales in both the domestic and international markets, including sales made under the U. S. government’s Global HIV/AIDS program announced earlier. The average sales price for this period declined due a larger percentage of our sales being in the international market, which has a lower unit sales price. Therefore the rate of increase in unit sales was higher than the rate of increase in revenues.

For the third quarter ended September 30, 2004, diluted net earnings per share rose to $1.91, compared with a loss of $0.12 per share for the same 2003 period. These results reflected the receipt of $65.2 million in cash from the settlement, announced July 2, of Retractable’s federal antitrust lawsuit against Becton Dickinson & Co. (BD). Diluted earnings per share for the nine-month period ended September 30 were $2.10, compared with $0.30 per share for the same 2003 period. Litigation settlements provided $74.2 million in cash during the nine-month period.

During these periods, certain key financial ratios also improved significantly. Gross profit margin, an important measure of operating performance, rose to 22.6% in the third quarter from 15.8% in the year-ago quarter. Reflecting the receipt of settlement proceeds, working capital grew sevenfold to $56.0 million at September 30, 2004 from $7.7 million at December 31, 2003. During this same nine-month period, stockholder’s equity rose to $63.9 million from $15.1 million.

In the three-month period ended September 30, 2004, the loss from operations declined sharply, to $1.2 million from $1.9 million in the year-ago period. The reduction is due to improved gross profits, which were offset by higher operating expenses, principally in sales and marketing.

The loss from operations for the nine months ended September 30, 2004 was $5.8 million, an increase of $1.2 million over the same period last year. The $1.1 million improvement in gross profit was offset by a $2.3 million increase in operating expenses, mostly due to a $2.2 million increase in legal costs incurred in the Company’s successful litigation with BD and NMT, as well as patent expenses.

Further details are available on Form 10-QSB filed on November 15, 2004 with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other syringe marketers in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67,361,437	$8,155,621
Accounts receivable, net	2,367,475	1,170,231
Inventories, net	3,983,195	3,976,584
Other current assets	487,039	194,310

Total current assets	74,199,146	13,496,746

Property, plant, and equipment, net	10,031,855	9,678,826
Intangible assets, net	361,261	394,369
Other assets	45,112	60,565

Total assets	$84,637,374	$23,630,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,084,284	$2,335,389
Current portion of long-term debt	211,239	210,681
Accrued compensation	388,255	231,959
Marketing fees payable	1,419,760	1,419,760
Accrued royalties	604,344	1,156,633
Other accrued liabilities	309,895	152,800
Income taxes payable	13,135,908	265,473

Total current liabilities	18,153,685	5,772,695

Long-term debt, net of current maturities	2,587,338	2,723,001

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	199,400	229,400
Series II, Class B	289,000	418,500
Series III, Class B	137,745	145,245
Series IV, Class B	556,000	1,066,000
Series V, Class B	1,389,971	1,732,071
Common Stock, no par value	—	—
Additional paid-in capital	46,115,511	51,448,561
Retained Earnings (Deficit)	15,208,724	(39,904,967)

Total stockholders’ equity	63,896,351	15,134,810

Total liabilities and stockholders’ equity	$84,637,374	$23,630,506

See notes to condensed financial statements in the form 10-QSB

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

	Three months ended September 30, 2004	Three months ended September 30, 2003	Nine months ended September 30, 2004	Nine months ended September 30, 2003
Sales, net	$6,990,773	$4,143,807	$15,591,370	$13,059,115
Reimbursed discounts	186,032	—	217,418	—

Total sales	7,176,805	4,143,807	15,808,788	13,059,115
Cost of sales	5,557,957	3,487,691	11,464,118	9,838,884

Gross profit	1,618,848	656,116	4,344,670	3,220,231

Operating expenses:
Sales and marketing	1,013,206	827,461	2,700,972	2,980,850
Research and development	135,572	125,309	379,619	385,539
General and administrative	1,631,330	1,582,392	7,043,363	4,502,785

Total operating expenses	2,780,108	2,535,162	10,123,954	7,869,174

Loss from operations	(1,161,260)	(1,879,046)	(5,779,284)	(4,648,943)

Interest income	199,989	16,208	231,963	31,160
Interest expense, net	(64,539)	(68,073)	(202,127)	(235,067)
Litigation settlements, net	65,150,304	—	74,201,554	13,879,511

Net income (loss) before income taxes	64,124,494	(1,930,911)	68,452,106	9,026,661
Provision for income taxes	(13,275,982)	—	(13,338,415)	—

Net income (loss)	50,848,512	(1,930,911)	55,113,691	9,026,661
Preferred Stock dividend requirements	(479,490)	(627,233)	(1,611,707)	(1,954,002)

Earnings (loss) applicable to common shareholders	$50,369,022	$(2,558,144)	$53,501,984	$7,072,659

Earnings (loss) per share - basic	$2.21	$(0.12)	$2.39	$0.34

Earnings (loss) per share - diluted	$1.91	$(0.12)	$2.10	$0.30

Weighted average common shares outstanding	22,803,452	21,504,353	22,399,555	20,781,379

See notes to condensed financial statements in the form 10-QSB

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com